UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2007

ZEP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33633	26-0783366
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 Northside Parkway, Suite 700, Atlanta, GA		30327
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2007, we entered into a new $100 million five-year unsecured revolving credit facility (“Revolving Credit Facility”) with a syndicate of commercial banks consisting of Bank of America, JPMorgan Chase Bank ( “Administrative Agent”), KeyBank, Regions Bank, Wachovia Bank, and Wells Fargo Bank. The material terms of the Revolving Credit Facility are as set forth below. Additionally, on the same date we entered into a Credit and Security Agreement (“Receivables Facility”) that allows us to borrow, on an ongoing basis, up to $40 million secured by undivided interests in a defined pool of trade accounts receivable of the Company. Counterparties to the Receivables Facility include Variable Funding Capital Company LLC, as Lender, and Wachovia Bank as backstop liquidity provider and agent for the Lender. The material terms of the Receivables Facility are as set forth below.

Generally, amounts outstanding under the Revolving Credit Facility bear interest at a “base rate” or a “Eurocurrency Rate”. Base rate advances are denominated in U.S. Dollars, and amounts outstanding bear interest at a fluctuating rate equal to JPMorgan’s base rate. Eurocurrency rate advances can be denominated in a variety of currencies, including U.S. Dollars, and amounts outstanding bear interest at a periodic fixed rate equal to LIBOR for the applicable currency plus an applicable margin. The applicable margins are based on our leverage ratio, as defined in the Revolving Credit Facility, with such margins ranging from 0.50% to 1.00%. Interest on both base rate and Eurocurrency rate advances are payable upon the earlier of maturity of the outstanding loan or quarterly if the loan is for a period greater than three months. The Revolving Credit Facility will mature and all amounts outstanding thereunder will be due and payable on October 19, 2012.

We are required to pay certain fees in connection with the Revolving Credit Facility. For example, we must pay an annual facility fee. Such fee is payable quarterly in arrears and is determined by our leverage ratio as defined in the Revolving Credit Facility. This facility fee ranges from 0.125% to 0.250% of the aggregate $100 million commitment of the lenders under the Revolving Credit Facility. Additionally, we are also required to pay certain fees to the Administrative Agent for administrative services.

The Revolving Credit Facility contains customary covenants regarding the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of our properties. Further, the Revolving Credit Facility contains financial covenants including a leverage ratio (“Maximum Leverage Ratio”) of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), as such terms are defined in the Revolving Credit Facility agreement, and a minimum interest coverage ratio. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The Revolving Credit Facility allows for a Maximum Leverage Ratio of 3.25x and a Minimum Interest Coverage Ratio of 2.50x. The Revolving Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, a material adverse change, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.

The Receivables Facility allows us to borrow, on an ongoing basis, up to $40 million secured by undivided interests in a defined pool of trade accounts receivable of the Company. Interest rates under the Receivables Facility vary with asset-backed commercial paper rates plus an applicable margin of 0.325%. The commitment fees on the Receivables Facility are 0.125% per annum on the average unused balances. The Receivables Facility contains customary reporting and compliance covenants as well as a cross-default provision whereby the Company would be in default should an occurrence of a default or an event of a default result under any other financing arrangement where the Company is a debtor or an obligor which relates to debt in excess of $25 million.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 23, 2007

ZEP INC.

By:	/s/ Mark R. Bachmann
Mark R. Bachmann Executive Vice President and Chief Financial Officer